Exhibit 21.1

Subsidiaries of Registrant

Registrant has the following subsidiaries (wholly owned unless otherwise indicated):

Nevada Security Bank, a Nevada corporation, which also does business under the name Silverado Bank and Silverado Funding

Rocky Mountain Exchange, a Montana corporation

Granite Exchange, Inc., a Nevada corporation (80% ownership), and its subsidiary, AllStar Exchange, Inc., a Nevada corporation

The Bank Holdings Statutory Trust I, a Connecticut statutory trust

NNB Holdings Statutory Trust I, a Delaware statutory trust